EXHIBIT 10(i)

________, 20__

Director Name
Address
Address

Dear Name:

It is my pleasure to confirm to you that on ________, you were granted _____ deferred shares of Anadarko common stock [and non-qualified options to purchase _____ shares of Anadarko common stock] pursuant to the provisions of the Company’s 2008 Director Compensation Plan (the “Plan”). A copy of the Plan Summary is attached for your reference.

[Default Distribution: Your deferred shares will become payable to you in a lump-sum payment within 30 days after the date you cease to be a director of the Company for any reason (including your retirement from the Board).]

[Retirement Distribution Option: Pursuant to your distribution election, your deferred shares will become payable to you in [a lump-sum] [2 to 15 annual installments] upon your Retirement from the Board. In the event you cease to be a member of the Board prior to eligibility for Retirement (including death and disability), your deferred share balance will be distributed in a lump-sum payment as soon as practicable following your cessation from the Board. In the event of your death after retirement, any outstanding annual installments will be distributed in a lump-sum payment to your designated beneficiary(ies) as soon as practicable following the date of death. “Retirement” for purposes hereof is defined as (i) 10 years of service as a director of the Company (ii) attainment of age 55 and five (5) years of service as a director of the Company, or (iii) attainment of age 65.]

[In-Service Distribution Option: Pursuant to your distribution election, your deferred shares will become payable to you in [a lump-sum] [2 to15 annual installments] in ________ at least one year from date of grant]. In the event you cease to be a member of the Board prior to eligibility for retirement (including death or disability), the deferred share balance will be distributed in a lump-sum payment as soon as practicable following cessation from the Board. In the event you retire from the Board prior to the specified month and year, your deferred share balance will be distributed in a lump-sum payment in shares as soon as practicable following your retirement from the Board. If you elected annual installments, and these installments have already commenced, they will continue payment as originally elected.  In the event of your death after retirement, any outstanding annual installments will be distributed in a lump-sum payment to your designated beneficiary(ies) as soon as practicable following the date of death. “Retirement” for purposes hereof is defined as (i) 10 years of service as a director of the Company (ii) attainment of age 55 and five (5) years of service as a director of the Company, or (iii) attainment of age 65.]

Upon grant, the deferred shares will not be issued in your name, but will be held by the Company, either in book-entry form or by the Company’s Benefits Trust (the “Trust”), until they become transferable to you. Although you will not have beneficial ownership of the deferred shares until they are actually transferred to you, you will have the opportunity to direct the voting of your deferred shares (which voting instructions the Trustee of the Trust may not follow, in its sole discretion) and such deferred shares will be counted toward your stock ownership requirements. You will also receive a cash payment equal to the cash dividends that are paid on the Company’s common stock each quarter, with such cash amount to be paid within 30 days after the date that such dividends are paid to the Company’s regular stockholders. You should note that the deferred shares held in the Trust are considered an unsecured obligation of the Company and any and all assets held in the Trust are subject to claims of the general creditors of the Company. Your deferred shares are subject to the terms of the Plan (including the restrictions on transfer, assignment and pledge) and this letter.

[Your options will vest at the rate of 100% on ________ and have an exercise price equal to the closing stock price on ________ of $____. Any unexercised stock options shall expire ten years from the date of grant, or on ________. Your stock options are subject to the terms of the Plan and this letter.]

[Upon vesting, the Options may be exercised in whole or in part by filing a written notice with the Company’s Corporate Secretary at its corporate headquarters. Such notice shall be in the form specified by the Company. Payments of all amounts due (e.g., Exercise Price and applicable withholding taxes) may be made either (i) in cash; (ii) in Common Stock (by either actual delivery of Common Stock or by attestation presenting satisfactory proof of beneficial ownership of such Common Stock) already owned; or (iii) any combination of cash and Common Stock. The Fair Market Value of such Common Stock as delivered shall be valued as of the closing sales price at which Common Stock is sold on the date of exercise, as reported in the NYSE-Composite Transactions by The Wall Street Journal. No Shares shall be issued or delivered until full payment of the Exercise Price and applicable withholding taxes, if any, has been made.]

[Unexercised Options shall expire and be forfeited (without value) in the event you cease to be a director of the Company, unless otherwise provided below (provided that in no event may the options be exercised more than ten (10) years from the date of grant):

(i) Retirement. If you cease to be a director of the Company by reason of Retirement (as defined below), any and all unvested Options granted hereunder will vest and become fully exercisable on the date of your cessation from the Board and you (or, in the event of your death, your legal representative) may, within a period of not more than twenty-four (24) months after the date of such cessation, exercise vested Options if and to the extent they were exercisable at the date of such cessation. “Retirement” for purposes hereof is defined as (i) 10 years of service as a director of the Company (ii) attainment of age 55 and five years of service as a director of the Company, or (iii) attainment of age 65.

(ii) Death. If you cease to be a director of the Company by reason of death, any outstanding Options granted to you shall vest and be immediately exercisable with respect to all or any part of the Options which remain unexercised. Your legal representative or other person or persons to whom your rights under the Options shall pass to by will or the laws of descent and distribution, may, within a period of not more than twelve (12) months after the date of death, exercise the Options. In the event of your death after your cessation as a director, your legal representative will have the remaining exercise period awarded to you by your reason of cessation as provided in this letter or the Plan.

(iii) Permanent Disability. If you cease to be a director of the Company by reason of Permanent Disability (as defined below), any outstanding Options granted to you shall vest and be immediately exercisable with respect to all or any part of the Options which remain unexercised. You (or, in the event of your death, your legal representative) may, within a period of not more than twenty-four (24) months after the date of your cessation as a director, exercise the Options. You shall be deemed to have become “Permanently Disabled” if you (i) are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) are, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan of the Company.

(iv) Resignation from the Board of Directors. If you resign from the Company’s Board of Directors, all unvested Options shall be forfeited and you (or, in the event of your death, your legal representative) may, within a period of not more than three (3) months after the effective date of such resignation, exercise vested Options.]

[The Options granted hereunder are not transferable except by will or the laws of descent and distribution. Options are exercisable, during your lifetime, only by you. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Options, or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon the levy of any attachment or similar process upon the Options or any right or privilege conferred hereby, the Options and the right and privilege conferred hereby shall immediately become null and void.]

[You shall have no rights as a stockholder with respect to any shares of common stock subject to the Options prior to the date you are issued a certificate or certificates for such shares, or until such shares are recorded on the books of the Company’s stock transfer agent.]

Please note that this letter serves as your Award Agreement and is for your personal files. You are not required to sign and return any documents.

For your personal records, we have enclosed a summary of all your stock options and deferred shares granted as of ________.

If you have any questions or concerns, please contact ________ at ________ or ________.

Sincerely,